EXHIBIT 5.1





                                    November 4, 1996




Highwoods Properties, Inc.
3100 Smoketree Court
Suite 600
Raleigh, North Carolina  27604

Ladies and Gentlemen:

This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 89,609 shares (the "Shares") of common stock, par value $.01 per share, of Highwoods Properties, Inc., a Maryland corporation (the "Company").


In connection with rendering this opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and Amendment No. 1 thereto (the "Registration Statement"), and the prospectus contained therein (the "Prospectus"), and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.


We are attorneys admitted to practice in the State of North Carolina. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of North Carolina.

Based upon the foregoing, we are of the opinion that when the Shares have been issued in accordance with the terms of the Prospectus, the Shares will be legally issued, fully paid and nonassessable shares.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                             Very truly yours,

                             SMITH HELMS MULLISS & MOORE, L.L.P.

                             /s/ Smith Helms Mulliss & Moore, L.L.P.




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